Exhibit 15


July 1, 1998

FirstEnergy Corp.:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-3 relating to the registration of 2,537,932 shares of Common Stock, its Form 10-Q for the quarter ended March 31, 1998, which includes our reports dated May 13, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP